FOR IMMEDIATE RELEASE                     CONTACT: RICHARD  H. WILEY
                                                   SAMSONITE CORPORATION
                                                   PHONE: (303) 373-6373

              SAMSONITE ANNOUNCES CLOSING OF RECAPITALIZATION PLAN

                  DENVER, Colorado, July 31, 2003 - SAMSONITE CORPORATION (OTC Bulletin Board: SAMC.OB) announced today that it has closed its previously announced recapitalization plan pursuant to the terms of a recapitalization agreement with Ares Corporate Opportunities Fund, L.P., Bain Capital (Europe) LLC and Teachers' Merchant Bank, the private equity arm of Ontario Teachers' Pension Plan.

                  Under the recapitalization agreement, the new investors purchased 106,000 shares of a new series of the Company's convertible preferred stock with an initial dividend rate of 8% for $106 million. The Company intends to use the proceeds from the sale of the new preferred stock to repay bank debt and to pay a portion of the fees and expenses incurred in connection with the recapitalization.

                  Concurrently with the closing of the recapitalization, the Company's board of directors was reconstituted to consist of independent and non-independent nominees selected by the new investors and one independent nominee selected by our chief executive officer. In addition, the Company's existing senior credit facility was replaced with a new $60 million revolving credit facility. The detailed terms of the recapitalization are set forth in the recapitalization documents which were filed with the Securities and Exchange Commission as exhibits to a Current Report on Form 8-K dated May 1, 2003.

                  Jefferies & Company, Inc. acted as financial advisor to Samsonite in connection with this transaction.

                  The securities offered in connection with the recapitalization have not been and may not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of those securities.

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                  Samsonite is one of the world's largest manufacturers and
distributors of luggage and markets luggage, casual bags, backpacks, business cases and travel-related products under brands such as SAMSONITE(R), AMERICAN TOURISTER(R), LARK(R), HEDGREN(R) and SAMSONITE(R) black label.

                  Ares Management is an independent Los Angeles based investment firm with 50 employees and more than $4.0 billion of assets under management. Ares was founded in 1997 by certain co-founders of Apollo Management and other senior investment professionals to manage the Ares Corporate Opportunities Fund ("ACOF") and the Ares Leveraged Investment Funds ("ALIF"). ACOF is a private equity fund focused on injecting junior capital into undercapitalized and/or overleveraged middle market companies. ALIF I-VII are a series of actively managed portfolios comprised predominantly of leveraged loans and high yield bonds.

                  Bain Capital is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with over $14 billion in assets under management. Since its inception in 1984, the firm has made private equity investments and add-on acquisitions in over 225 companies around the world. Bain Capital partners with exceptional management teams in order to build long-term value in its portfolio companies. Headquartered in Boston, Bain Capital has offices in London, San Francisco, New York, and Munich. For more information visit www.baincapital.com.

                  Teachers' Merchant Bank is the private equity arm of the C$66-billion Ontario Teachers' Pension Plan. With a portfolio of C$4.5 billion, Teachers' Merchant Bank is one of Canada's largest private equity investors working with more than 100 companies around the world to create value by providing long-term flexible capital.

                  Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They can often be recognized by words such as "proposed," "may," "will," "anticipate," "believe," "estimate," "intend," "plan" and "expect" and similar expressions. Variations on those or similar words, or the negative of those words, may also indicate forward-looking statements. Forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual and future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements express or implied by such forward-looking statements. These factors include, among others, the impact of the September 11 events on economic, political and public safety conditions that impact consumer confidence and spending and the possibility of additional terrorist attacks or related events; the spread of the SARS disease or other events which affect travel levels; armed conflicts in the Middle East and other regions; general economic and business conditions, including foreign currency exchange rate fluctuations; industry capacity; changes in consumer preferences; demographic changes; competition; changes in methods of distribution and technology; changes in political, social and economic conditions and local regulations; general levels of economic growth in emerging market countries; the loss of significant customers; completion of new product developments within anticipated time frames; changes in interest rates; and other factors that are beyond our control. More information on the risks, uncertainties and other factors affecting Samsonite Corporation may be obtained from the Company's filings with the United States Securities and Exchange Commission. Forward-looking statements are believed to be accurate as of the date of this release, and the Company undertakes no obligation to update or revise said statements as a result of future events.

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